EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Beasley Broadcast Group, Inc.

We consent to incorporation by reference in the registration statement (No. 333-40806) on Form S-8 of Beasley Broadcast Group, Inc. and subsidiaries of our report dated January 30, 2004, except as to Note 18, which is as of February 27, 2004, with respect to the consolidated balance sheets of Beasley Broadcast Group, Inc. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003, annual report on Form 10-K of Beasley Broadcast Group, Inc. and subsidiaries.

Our report also refers to a change in accounting for goodwill and other intangible assets effective January 1, 2002.

/s/ KPMG LLP

Tampa, Florida

March 10, 2004